NEWS RELEASE

FOR IMMEDIATE RELEASE

January 27, 2004

THOMPSON ELECTED CFFN DIRECTOR

Topeka, Ks - Capitol Federal Financial (CFFN). During its annual meeting held Tuesday, January 27, Capitol Federal Financial announced the retirement of long time board member, Frederick P. Reynolds. Elected to fill the position left by Reynolds is Jeffrey R. Thompson, chief financial officer of Salina Vortex Corporation, a Salina-based manufacturing company. A certified public accountant, Thompson worked for Chrysler Capital Public Finance, Kansas City, Missouri, from 1986 to 1992. At that time, he joined Koch Industries, Inc. of Wichita, Kansas, serving in several capacities, including president of Koch Financial Services, Inc. from 1998 to 2001. During 2001 and 2002, he was vice president, Supply Chain, for The Coleman Company of Wichita, a manufacturer and marketer of consumer products.

"His experience and excellent knowledge in finance," remarked Capitol Federal Financial president, John B. Dicus, "will help steer Capitol Federal Financial as it moves forward through the 21st century. We welcome him to our Capitol Federal team."

Reynolds has served Capitol Federal Savings, and more recently Capitol Federal Financial, as a member of its board of directors since 1977. He currently is chairman of the board of Sound Products, Inc., a music and sound system company located in Kansas City, Kansas. Over the last forty years, Reynolds has been an owner, operator and investor in radio stations, on both a local Topeka and national level, and in cable television in eastern Missouri.

Capitol Federal Financial Chairman, John C. Dicus, reflected on Reynolds' years of service with Capitol Federal, "Mr. Reynolds has played a major role in the success of Capitol Federal through the years. His expertise and business knowledge has helped to guide us through the past two decades. We wish Fred and his wife, Jeanne, the best in all their future endeavors. He will always be a part of Capitol Federal."

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank which operates 35 branch offices in Kansas.

News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe
Vice President, Investor Relations
700 S Kansas Ave.
Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com